As filed with the Securities and Exchange Commission on March 20, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

UNIFI, INC.

(Exact name of registrant as specified in its charter)

_________________

New York	11-2165495
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7201 West Friendly Avenue Greensboro, North Carolina 27410
(Address of Principal Executive Offices)(Zip Code)

_________________

Unifi, Inc. Second Amended and Restated 2013 Incentive Compensation Plan

(Full title of the plan)

_________________

Gregory K. Sigmon

Executive Vice President

General Counsel

Corporate Secretary

Unifi, Inc.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

(Name and address of agent for service)

_________________

(336) 294-4410

(Telephone number, including area code, of agent for service)

_________________

Copies to:

Daniel L. Johnson, Jr., Esq.

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

(704) 331-1000

_________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On October 31, 2023, the shareholders of the registrant approved the First Amendment to the Unifi, Inc. Second Amended and Restated 2013 Incentive Compensation Plan (the “First Amendment”) that increased the number of shares of the registrant’s common stock, par value $0.10 per share, reserved for issuance under the Unifi, Inc. Second Amended and Restated 2013 Incentive Compensation Plan (as amended by the First Amendment, the “Plan”) by 1,100,000 shares (the “Additional Shares”). The registrant is filing this registration statement on Form S-8 to register the Additional Shares for issuance under the Plan. The Additional Shares are securities of the same class and relate to the same employee benefit plan, the Plan, as those securities registered on the registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on December 21, 2020 (Registration No. 333-251549) (the “Prior Registration Statement”). Accordingly, pursuant to General Instruction E to Form S-8, the registrant hereby incorporates by reference herein the contents of the Prior Registration Statement and hereby deems such contents to be a part hereof, except as otherwise updated or modified hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description

5.1*	Opinion of Moore & Van Allen PLLC.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature pages to this registration statement).
99.1	Unifi, Inc. Second Amended and Restated 2013 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed November 2, 2020 (File No. 001-10542)).
99.2

First Amendment to the Unifi, Inc. Second Amended and Restated 2013 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed October 31, 2023 (File No. 001-10542)).

107.1*	Calculation of Filing Fee Tables.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on this twentieth day of March, 2024.

UNIFI, INC.

By:	/s/ EDMUND M. INGLE
Edmund M. Ingle
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the above-named registrant, by his or her execution hereof, hereby constitutes and appoints Edmund M. Ingle and Andrew J. Eaker, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute any and all amendments (including post-effective amendments) to such registration statement and any related registration statement (or amendment thereto) pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, or their substitutes, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this twentieth day of March, 2024:

Signature	Title
/s/ EDMUND M. INGLE Edmund M. Ingle	Chief Executive Officer and Director (Principal Executive Officer)
/s/ ANDREW J. EAKER Andrew J. Eaker	Executive Vice President & Chief Financial Officer Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ EMMA S. BATTLE Emma S. Battle	Director
/s/ FRANCIS S. BLAKE Francis S. Blake	Director
/s/ ALBERT P. CAREY Albert P. Carey	Executive Chairman
/s/ KENNETH G. LANGONE Kenneth G. Langone	Director

/s/ SUZANNE M. PRESENT Suzanne M. Present	Lead Independent Director
/s/ RHONDA L. RAMLO Rhonda L. Ramlo	Director
/s/ EVA T. ZLOTNICKA Eva T. Zlotnicka	Director